EXHIBIT 99.2
Hasbro Announces Sale of eOne’s Music Business

PAWTUCKET, RI – April 26, 2021 – Hasbro, Inc. (NASDAQ:HAS) announced today that it has entered into a definitive agreement to sell Entertainment One Music (“eOne Music”) for an aggregate price of US$385 million in cash. The transaction has been approved by the Board of Directors of Hasbro and Entertainment One Canada Limited, and is subject to customary closing conditions and receipt of regulatory approvals. eOne Music will be acquired by entities controlled by Blackstone, which also own SESAC, a leading music rights organization. Subsequent to the closing of the transaction, eOne Music will operate as a separate business unit headed by its current Global President, music industry veteran Chris Taylor, and will focus on building a creator-first music brand with global scale and expertise. Purchased by Hasbro in 2019 as part of its acquisition of Entertainment One (“eOne”), eOne Music is a leading independent music business.
“This transaction will ensure that eOne Music is well positioned to unlock great opportunities for its many talented artists and partners, as Hasbro continues to focus on the core strategic elements of our Brand Blueprint to further strengthen our position as a purpose‐led play and entertainment company. On behalf of the Board and Hasbro management, I want to recognize the strong leadership of Chris Taylor and the entire eOne Music organization,” said Brian Goldner, Hasbro’s Chairman and CEO.
“I’m excited to continue to lead and grow this exceptional business. We want the creative community to know that we are focused on making sure that this only benefits them and the work we do together. I also want to thank Brian Goldner and Hasbro for their support and partnership,” said Taylor.
Transaction Details
Hasbro intends to use its net proceeds from the sale to accelerate deleveraging and other general corporate purposes.
As part of the transaction, Entertainment One Canada Limited will sell the Canadian music division.
J.P. Morgan is acting as exclusive financial advisor to Hasbro on the transaction, Cravath, Swaine & Moore LLP, Mayer Brown International LLP and Stikeman Elliott LLP are acting as legal counsel to Hasbro and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Entertainment One Canada Limited.
Subject to customary closing conditions and receipt of regulatory approvals, the transaction is expected to close in the second or third quarter of 2021.

Hasbro Forward-Looking Statements
Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include expectations concerning the proposed sale of eOne Music; the expected timetable for completing the transaction; benefits of the transaction; and de-leveraging plans. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: uncertainty as to whether the transaction will be completed in a timely manner or at all; the conditions precedent to completion of the transaction, including the ability to secure applicable regulatory approvals in a timely manner or at all or on expected terms; risks of unexpected costs, liabilities or delays; the effect of the announcement, pendency or consummation of the transaction on customers, employees, artists, partners and operating results; and other risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.
The company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn.)

Press Contact:
Jackie Rubin
jackie.rubin@hasbro.com
424.274.4151

Investor Contact:
Debbie Hancock
debbie.hancock@hasbro.com
(401) 727-5401